Exhibit 23.7

Consent of Michel F. Bouchard

I consent to the inclusion in this annual report on Form 40-F of North American Palladium Ltd., which is being filed with the United States Securities and Exchange Commission, of references to my name and references to my involvement in the preparation of technical information disclosed in the press releases dated January 20, 2011, February 14, 2011, April 27, 2011, June 13, 2011, June 28, 2011, September 14, 2011 and October 5, 2011, relating to the Lac des Iles mine (including the Offset Zone), Ontario, the Vezza project, Quebec, the Sleeping Giant mine, Quebec, and the Company’s other exploration properties, which are included in the 2011 Annual Information Form of North American Palladium Ltd., dated March 30, 2012 (the “AIF”).

I also consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-13766) and in the Registration Statement on Form F-10 (File No. 333-164512) of the references to my name and the above-mentioned information in the AIF.

Dated this 30 day of March, 2012.

Name:	/s/ Michel F. Bouchard
Michel F. Bouchard